EXHIBIT 10.15

AMENDMENT #2

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT #303

CLINICAL DEVELOPMENT OF O6-BENZYLGUANINE

The purpose of this amendment is to change certain terms of the above referenced Cooperative Research and Development Agreement (CRADA).  These changes are reflected below and, except for these changes and those of any previous amendments, all other provisions of the original CRADA remain in full force and effect.  Three originals of this amendment are provided for execution; one is to remain with the National Cancer Institute; one with Procept, Inc. and one with AOI Pharmaceuticals, Inc.

1.             Collaborator name and address:

Effective as of the date of final signature of this Amendment, AOI Pharmaceuticals, Inc. will replace Procept, Inc. as the CRADA Collaborator.  The new address for the CRADA Collaborator will be:

AOI Pharmaceuticals, Inc.

750 Lexington Avenue, 26th Floor

New York, New York 10022

2.             The Research Plan, CRADA #303, Appendix A, is amended as follows:

I. Paragraph C, “DCTD, NCI Responsibilities,” item 2, shall be amended to include the following active, approved, completed or closed clinical trials:

Sub-Sections 2 through and including 5 are deleted and replaced with the following:

2.	As of the effective date of this CRADA Amendment, the following active, approved, completed or closed Clinical Trials are a part of this CRADA:

Phase 1 Trials:

•      #237: Phase 1 trial and pharmacokinetic study of temozolomide and O6-benzylguanine in childhood solid tumors.  National Cancer Institute, Pediatric Oncology Branch, Frank M. Balis, P.I.

•      #490: Phase 1 trial of temodar plus O6-benzylguanine in the treatment of patients with newly diagnosed (part 1) or recurrent/progressive (parts 1 and 2) cerebral anaplastic gliomas.  Duke University Medical Center, Henry S. Friedman, P.I.

•      #NABTC-9702: A phase 1 trial of pre-surgical O6-benzylguanine in the treatment of patients with malignant glioma.  North American Brain Tumor Consortium, Michael D. Prados, P.I.

•      #NABTT-9803: Phase 1/2 gliadel and continuous infusion of intravenous O6-benzylguanine trial in patients with recurrent malignant glioma.  NABTT Brain Tumor Consortium, Jon Weingart, P.I.

•      #POG-9870: A trial of O6-benzylguanine and BCNU in children with CNS tumors.  Pediatric Oncology Group, Denise M. Adams, P.I.

•      #T97-0029: Phase 1 trial of O6-benzylguanine and BCNU in cutaneous T-cell lymphoma.  Case Western Reserve University, Seth R. Stevens, P.I.

•      #T97-0060: Mutant MGMT gene transfer into human hematopoietic progenitors to protect hematopoiesis during O6-benzylguanine (BG, NSC 637037) and BCNU therapy of advanced solid tumors.  Case Western Reserve University, Stanton Gerson, P.I.

•      #T98-0038: Determination of optimal O6-benzylguanine dose to achieve O6-Alkylguanine-DNA alkyltransferase depletion in patients with surgically resectable solid tumors.  University of Chicago, Mark J. Ratain, P.I.

•      #972: A pilot study of O6-benzylguanine and BCNU in patients with B Cell malignancies: Assessment of marrow protection by an O6-benzylguanine resistant methylguanine methyltransferase gene.  Indiana University, K. Cornetta, P.I.

•      PBTC-005: Phase 1 trial of temozolomide and O6-benzylguanine in pediatric patients with recurrent brain tumors.  Pediatric Brain Tumor Consortia, A. Gajjar, P.I.

Completed Phase 1 Trials:

•      #T96-0041: Phase 1 Trial of Pre-surgery O6-Benzylguanine in the Treatment of Patients with Newly Diagnosed or Recurrent Cerebral Anaplasti.  Duke University, H.S. Friedman, P.I.

Closed Phase 1 Trials:

•      #T94-0022: Phase 1 Trial of O6-Benzylguanine and BCNU: A Biochemical Modulation Trial Based Upon Depletion of O6-Alkylguanine DNA Alkyltransferase Directed DNA Repair.  Case Western University, T.P. Spiro, P.I.

•      #T94-0082: Phase 1 Clinical and Pharmacologic Study of O6-Benzylguanine (NSC 637037) and Carmustine (BCNU) in Patients with Advanced Cancer.  University of Chicago, R.L. Schilsky, P.I.

•      #T94-0080: Phase 1 Trial of BCNU Plus O6-Benzylguanine in the Treatment of Patients with Recurrent, Persistent or Progressive Cerebral Anaplastic Gliomas.  Duke University, H.S. Friedman, P.I.

Phase 2 Trials:

•      #89: Phase 2 trial of O6-benzylguanine and BCNU in patients with colon and rectal carcinoma.  Case Western Reserve University, Smitha S. Krishnamurthi, P.I.

•      #T97-0021: Phase 2 trial of O6-benzylguanine (NSC 637037) and BCNU in patients with multiple myeloma.  Case Western Reserve University, Stanton L. Gerson, P.I.

•      #T99-0088: A phase 2 trial of O6-benzylguanine (NSC 637037) and BCNU (carmustine) in patients with advanced soft tissue sarcoma.  University of Chicago, Christopher Ryan, P.I.

•      #T99-0111: A phase 2 trial of O6-benzylguanine (NSC 637037) and BCNU (carmustine) in patients with metastatic melanoma.  University of Chicago, Jeffrey A. Sosman, P.I.

•      #5632: Phase 2 trial of BCNU plus O6-benzylguanine in the treatment of patients with newly diagnosed glioblastoma multiforme.  Duke University, H.S. Friedman, P.I.

Completed Phase 2 Trials:

•      #T98-0059: Phase 2 Trial of BCNU Plus O6-Benzylguanine in the Treatment of Patients with Recurrent or Progressive Cerebral Anaplastic Gliomas.  Duke University, H.S. Friedman, P.I.

Phase 3 Trials:

•      #S0001: Phase 3 study of radiation therapy (RT) and O6-benzylguanine (O6-BG) plus BCNU versus RT and BCNU alone for newly diagnosed glioblastoma multiforme (GBM) and gliosarcoma.  Southwest Oncology Group, Alexander M. Spence, P.I.

The remaining Sub-sections of Paragraph C, DCTD, NCI Responsibilities, are renumbered appropriately.

II.        Paragraph D, “Collaborator Responsibilities,” shall be amended to include the following:

9.             Collaborator must file an IND within six (6) months of the execution of this Amendment.  The IND will cross reference the NCI IND; the NCI will provide an appropriate Letter of Cross Reference to the Collaborator at the time of IND filing.  If the IND is not filed within this six-month time frame, Collaborator, at a minimum, must have requested and have a fixed date with the FDA for a pre-IND meeting.  All CRADA payments due through January 31, 2002 must be paid in full and be current prior to NCI furnishing the Letter of Cross Reference.

10.

Collaborator must pay the NCI for all costs associated with the Agent production, formulation and distribution that NCI has incurred for the provision of Agent for clinical trials until such time as Collaborator is capable of providing an adequate supply of Agent for all current, ongoing or approved NCI sponsored clinical trials.  These costs will be detailed in the amended language for Appendix B.

Collaborator will provide adequate Agent quantities to the NCI within 90 days of filing its IND in accordance with Appendix A, Paragraph D, “Collaborator Responsibilities,” item 9 (see above).  In all cases, a six-month lead-time for notification of clinical trial supply quantities is required from the NCI to ensure that the Collaborator has sufficient time to comply.  In the event that NCI notifies Collaborator less than six months in advance, Collaborator will do everything reasonably possible to work with the NCI to negotiate a mutually acceptable delivery date.

11.           Collaborator will be responsible for the sponsorship of all new clinical studies under the Collaborator IND.  Sponsorship of new clinical studies will be provided, only after the Collaborator makes a scientific review of the request and determines that the proposed studies are in accordance with their development strategy.  With respect to approved LOI #5613, Collaborator will supply Agent and sponsor the study under its IND; NCI acknowledges that the study is funded under an NCI grant.  NCI will assist Collaborator by providing Agent to Collaborator to initiate the study, if Collaborator does not have a supply of Agent.

12.           Collaborator agrees to permit the NCI to distribute Agent for mutually agreeable pre-clinical studies following the execution of an appropriate Materials Transfer Agreement.

3.             Financial and Staffing Contributions of the Parties, Appendix B, is amended to include the following:

I.              Funding:

Collaborator will be responsible for providing sufficient funds to cover the costs of Agent production, formulation, approved labeling/vialing, distribution and supportive analytical testing of the Agent for completed, on-going and approved clinical studies subsequent to the execution of this CRADA amendment.  Payment shall be made directly to the NCI.

The total costs through September, 2001 for the production of two lots of Agent are $200,000.00.  This includes the costs of API synthesis, drug product manufacturing, analytical and quality control, and distribution for clinical studies.

NCI acknowledges that it has been informed by AOI that Procept is responsible for the costs associated with the production of these two lots.

Collaborator is also responsible for the costs associated with the formulation of the next batch of Agent scheduled for the Fall, 2001 for the ongoing and approved clinical trials.  The estimated per batch cost is $65,000, accounted for as follows:

Per batch formulation:	$50,000
Per batch shelf-life studies:	$10,000
Per batch distribution:	$5,000

In addition, Collaborator is responsible for the costs associated with a stability study on the current active lot of Agent.  The cost for this stability study will be $20,000.

Collaborator shall be responsible for funding NIH approved travel costs as permitted under the DHHS Travel Manual Chapters 1-70.  Travel costs are limited by the Federal Travel Rules and Regulations for all government staff whether paid by government funds or private Collaborators.  Collaborator may provide direct support, under the 348 travel mechanism, for the travel and associated costs for attendance of NCI staff at selected scientific or development meetings.

II.            Payment Schedule is replaced in its entirety with the following:

Payment Schedule:

An annual CRADA payment of $125,000.00 will be made by the Collaborator for general support of this CRADA.  These payments will be made quarterly, the first payment due within 30 days of the execution of CRADA.  Checks should be made payable to the National Cancer Institute and sent via Federal Express to:

CRADA Funds Coordinator

Technology Transfer Branch

National Cancer Institute

6120 Executive Blvd., Executive Plaza South, Suite 450

Rockville, MD 20852-7181

with a clear reference to the NCI CRADA Number and Title: CACR-0303, “Clinical Development of O6-Benzylguanine (O6BG).”

Payment for the current development costs through September 2001 ($200,000.00) shall be due by January 31, 2002.

Payment for the batch costs and stability studies ($85,000.00) shall be due by January 31, 2002.

4.             Exceptions and Modifications to this CRADA, Appendix C, is amended as follows:

I.              Modify Article 2.11 to read as follows where underline denotes addition:

2.11	“Subject Data” means all recorded information first produced in the performance of this CRADA by the parties. “Subject Data” shall specifically exclude “Identifiable Private Information.”

II.            Add the following new section to Article 2. Definitions:

2.30

“Identifiable Private Information” means patient-identifying data from medical records or attached to patient specimens, to be obtained prospectively or from stored medical records or specimens, that can be linked to individual human subjects, either directly or indirectly through codes.

III.           Amend Article 3.6, Drug Information and Supply, as follows where strikeout denotes deletion and underline denotes addition:

The contact person for NCI will be Mr. Alfred Fallavollita, Chief, Pharmaceutical Management Branch (Telephone Number 301-496-5725) and the Collaborator contact will be Melynda L. Holmes, Director of Clinical Research (Telephone Number 203-406-1725 X2504).

IV.           Modify Article 8.4 to read as follows where underline denotes addition:

8.4

Proprietary/Confidential Information.  Each Party agrees to limit its disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA, and shall place a confidentiality notice on all such information.  Confidential oral communications shall be reduced to writing within 30 days by the disclosing Party.  Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan.  Any Party may object to the designation of information as Proprietary/Confidential Information by another Party.  Subject Data and Research Materials developed solely by the Collaborator may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed jointly with PHS investigators, and advance designation of such data and material categories is set forth in the RP.  The exchange of other confidential information, e.g., Identifiable Private Information, shall be subject to the terms of Article 8.10.  Jointly developed Subject Data and Research Material derived from the Research Plan may be disclosed by Collaborator to a third party under a confidentiality agreement for the purpose of possible sublicensing pursuant to the Licensing Agreement and subject to Article 8.7.

V.            Add a new Article 8.10 “Access, Review and Receipt of Identifiable Private Information” as follows:

8.10

Access, Review and Receipt of identifiable Private Information.  Collaborator access to and review of Identifiable Private Information shall be only for on-site quality auditing.  Collaborator will receive Identifiable Private Information only for purposes of satisfying FDA or other health authorities’ reporting requirements, and for internal research purposes directly related to obtaining regulatory approval of Agent.  Collaborator is prohibited from access, review, receipt, or use of such information for other purposes.  All IRB approved protocol and informed consent documents related to this research project will clearly describe this practice.  If the Collaborator will have access to Identifiable Private Information, the protocol and the informed consent must clearly state (i) the existence of the Collaborator; (ii) the Collaborator’s access to Identifiable Private Information, if any; and (iii) the extent to which confidentiality will be maintained.  For clinical protocol involving a third party, the other party’s access, review, receipt, or use of Identifiable Private Information shall be subject to the same limitations as described in this Article 8.10.

SIGNATURES BEGIN ON THE NEXT PAGE

AGREED TO AND ACCEPTED BY:

For the National Cancer Institute:

/s/ Alan S. Rabson	January 4, 2002
Alan S. Rabson, M.D.	(Date)
Deputy Director/National Cancer Institute

For AOI Pharmaceuticals, Inc.:

/s/ I. Craig Henderson	January 17, 2002
I. Craig Henderson, M.D.	(Date)
President

For Procept, Inc.:

/s/ Salvatore A. Bucci	February 28, 2002
Salvatore A. Bucci	(Date)
President and CEO